EXHIBIT 99.1

iLinc Communications Announces Fiscal 2005 First Quarter Results

     PHOENIX--Aug. 16, 2004--iLinc Communications, Inc. (AMEX:ILC):

   Fiscal 2005 First Quarter Highlights

   --  Acquired leading audio conferencing assets through Glyphics
        Communications acquisition to complement Web conferencing product line

   -- Raised $4.25 million of additional capital through a private placement offering

   --  Significant customer base expansion

   -- Hired new chief financial officer with extensive public technology company and public markets experience

   iLinc Communications, Inc. (AMEX:ILC), developers of one of the most feature-rich and secure Web conferencing and integrated audio conferencing solutions available, today announced results for the fiscal 2005 first quarter ended June 30, 2004.
   Revenues from continuing operations increased 53% to $2.0 million for the three months ended June 30, 2004, when compared with revenues of $1.3 million for the three months ended June 30, 2003. This quarter's revenues included one month of the revenues from the Glyphics acquisition. For the three months ended June 30, 2004, the Company reported a net loss from continuing operations of $1.5 million, or $0.07 per basic and diluted share, as compared with a net loss from continuing operations of $135,000, or $0.01 per basic and diluted share, during the three months ended June 30, 2003. The quarterly loss was primarily due to infrastructure additions to accommodate future revenue expansion, significant sales and marketing staff additions for further product penetration, and increased interest expense arising from additional financing activities as well as assumption of debt in connection with the Glyphics acquisition.
   Commenting on the first quarter results, James M. Powers, Jr., president and chief executive officer of iLinc Communications, said, "We have accomplished much this past quarter to position the Company for growth. We successfully raised needed capital that is being deployed primarily in sales and marketing efforts in our integrated Web, Voice-over-IP, video, and audio solutions. We completed the Glyphics acquisition in June and have integrated their product offerings into ours, providing to our customers what we believe to be one of the most feature-rich, secure and flexible Web and audio conferencing offerings in the industry. Even though we only had one month's contribution from Glyphics during the quarter, we expect it to make a substantial contribution in the next and future quarters."
   Subsequent to the close of the first quarter, the Company announced the addition of John S. "Jack" Hodgson as senior vice president and chief financial officer. Mr. Hodgson brings to iLinc more than 25 years of experience working in various financial management positions and over 10 years of experience as the chief financial officer of large, publicly traded technology companies.
   Mr. Hodgson added, "I am pleased to join iLinc at a time of so much opportunity. This small public company has been through much change, but in my view is well positioned for growth. We recently raised capital that is being directed toward increasing sales and marketing resources that were inadequate when benchmarked against our industry. With the recent capital infusion and contribution from the Glyphics acquisition, our overall balance sheet has improved substantially, with gains of $3.0 million in current assets, $7.6 million in total assets, and $4.1 million of shareholders equity since our fiscal year ended March 31, 2004. We expect in the near term to continue our investment in sales and marketing activities at a more aggressive rate than historically possible, with our focus at this point being top line revenue, which we believe will ultimately generate improved bottom line earnings results."
   A listen-only simulcast and 30-day replay of iLinc Communications' fiscal 2005 first quarter conference call will be available online through the Company's Web site at www.ilinc.com or www.fulldisclosure.com beginning at 11:00 a.m. Eastern time on Monday, August 16, 2004.

   About iLinc Communications, Inc.

   iLinc Communications, Inc. is a leading developer and provider of hosted and premise-based Web and audio conferencing software for two-way, highly secure and cost-effective collaborative online meetings, presentations, and training sessions. iLinc's family of software products, including MeetingLinc, LearnLinc, ConferenceLinc, and SupportLinc, is used by financial services, technology, and professional services firms worldwide in sales, HR and training, marketing, and information technology applications.
   Through the recent Glyphics acquisition, the Company now also delivers comprehensive audio conferencing products and services that help businesses provide daily conference calls, virtual meetings, corporate events, and distance learning programs.
   More information about the Phoenix-based company may be found on the Web at http://www.ilinc.com

   This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include the rate of acceptance of the Company's products and services by customers, changes in the Web conferencing and audio conferencing market in general, the acceptance of new products, the Company's need for working capital, the result of pending litigation, the competition the Company faces from larger and more well-capitalized competitors, and other matters more fully disclosed in the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates and expectations as of the date of the press release, and subsequent events and developments may cause the Company's estimates and expectations to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates and expectations of its future financial performance as of any date subsequent to the date of this press release.

   iLinc, iLinc Communications, MeetingLinc, LearnLinc,
ConferenceLinc, SupportLinc, and its logo are trademarks or registered trademarks of iLinc Communications, Inc. All other company names and products may be trademarks of their respective companies.


              iLINC COMMUNICATIONS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Operations
                             (Unaudited)
                 (In thousands, except per share data)

                                                   Three Months Ended
                                                        June 30,
                                                     2004      2003
                                                   --------  --------
Revenues:
 Licenses                                              $889      $600
 Service and maintenance                              1,081       742
                                                   --------  --------
   Total revenue                                      1,970     1,342

Operating expenses:
 Research and development                               568       565
 Sales and marketing                                    982       312
 General and administrative                           1,084       538
 Depreciation and amortization                          190       107
                                                   --------  --------
   Total operating expenses                           2,824     1,522
                                                   --------  --------

Loss from operations                                   (854)     (180)

Interest expense                                       (633)     (309)
Interest income and other                                23         2
Gain on settlement of debt
 and other obligations                                    8       352
                                                   --------  --------
Loss from continuing operations
 before income taxes                                 (1,456)     (135)
Income tax expense                                     --        --
                                                   --------  --------

Loss from continuing operations                      (1,456)     (135)
Income from discontinued operations                    --           9
                                                   --------  --------

Net loss                                             (1,456)     (126)
Preferred stock dividends                               (29)     --
                                                   --------  --------
Loss available to common shareholders               $(1,485)    $(126)
                                                   ========  ========

Loss per common share basic and
 diluted per share data:
  From continuing operations                         $(0.07)   $(0.01)
  From discontinued operations                         --        --
                                                   --------  --------
   Net Loss per common share                         $(0.07)   $(0.01)
                                                   ========= ========

Weighted average shares outstanding                  20,297    15,798
                                                   ========= ========

              iLINC COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                                   June 30,  March 31,
                                                     2004       2004
                                                   --------  --------
                                ASSETS            (Unaudited)

Current assets:
 Cash and cash equivalents                           $2,162      $292
 Accounts receivable, net                             2,057     1,097
 Note receivable                                         25        25
Prepaid and other current assets                        218       108
                                                   --------  --------
   Total current assets                               4,462     1,522

Property and equipment, net                           1,886       310
Goodwill                                             10,313     9,190
Intangible assets, net                                3,123     1,061
Note receivable                                          25        25
Other assets                                             49        51
Assets of discontinued operations                       198       301
                                                   --------  --------
   Total Assets                                     $20,056   $12,460
                                                   ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current portion of long term debt                   $1,037      $961
 Accounts payable and accrued liabilities             3,672     2,301
 Current portion of capital lease liabilities           403       289
 Deferred revenue                                       918     1,084
                                                   --------  --------
   Total current liabilities                          6,030     4,635

Long term debt                                        6,332     4,444
Leases payable                                          192        15
                                                   --------  --------
   Total liabilities                                 12,554     9,094
                                                   --------  --------

Commitments and contingencies

Shareholders' equity:
 Preferred  stock,  $.001 par value 10,000,000
  shares  authorized, 127,500 shares issued and
  outstanding, liquidation preference of
  $1,275,000 and $1,500,000, respectively              --        --
 Common stock, $0.001 par value, 100,000,000
  shares authorized, 25,556,007 and 19,257,304
  issued, respectively                                   26        19
 Additional paid-in capital                          42,060    36,395
 Accumulated deficit                                (33,176)  (31,640)
 Less:  Treasury stock                               (1,408)   (1,408)
                                                   --------  --------
   Total shareholders' equity                         7,502     3,366
                                                   --------  --------
   Total Liabilities and Shareholders' Equity       $20,056   $12,460
                                                   ========  ========

    CONTACT: iLinc Communications, Inc., Phoenix
             James M. Powers, Jr. or John S. Hodgson, 602-952-1200